As filed with the Securities and Exchange Commission on September 10, 2019

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NXP SEMICONDUCTORS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	98-1144352
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

High Tech Campus 60 Eindhoven 5656 AG
The Netherlands (Address of Principal Executive Offices)	Not Applicable (Zip Code)

2019 Omnibus Incentive Plan

Employee Stock Purchase Plan

(Full title of the plan)

Jean Schreurs

SVP and Chief Corporate Counsel

High Tech Campus 60

Eindhoven 5656 AG

The Netherlands

Tel: +31 40 2728686

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Timothy Shelhamer

6501 William Cannon Dr. West, MD: OE62

Austin, TX 78735

Tel +1 512 933 8214

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:

Brian V. Breheny

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Ordinary Shares, par value EUR 0.20 per share, to be issued under the:
-NXP 2019 Omnibus Plan	32,870,271	$100.16	$ 3,292,286,343	$399,025
-Employee Stock Purchase Plan	11,745,000	$100.16	$ 1,176,379,200	$142,577
Total	44,615,271	—	$4,468,665,543	$541,602

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional Ordinary Shares which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)

Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $100.16 per Ordinary Share, which is the average of the high and low prices per share of the Ordinary Shares reported on The Nasdaq Global Select Market on September 3, 2019.

(3)

Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001212 and the proposed maximum aggregate offering price.

Part I—Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I of Form S-8 will be sent or given by NXP Semiconductors N.V., a Dutch public limited liability company (the “Registrant”) to participants in the Registrant’s 2019 Omnibus Incentive Plan and Employee Stock Purchase Plan (together, the “Plans”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).

Part II—Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant are incorporated in this Registration Statement by reference:

(1)	the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2018, filed on March 1, 2019; and

(2)

the Registrant’s current reports on Form 6-K containing the Registrant’s interim report for (i) the period ended March 31, 2019 furnished on April 30, 2019 and (ii) the period ended June 30, 2019 furnished on July 30, 2019, the current reports on Form 6-K furnished on March 7, 2019, May 29, 2019 (quarterly dividend), June 11, 2019, June 12, 2019 and June 18, 2019 (tender offer), and the current report on Form 8-K filed on August 29, 2019; and

(3)

the description of the Ordinary Shares included under the caption “Description of Registrant’s Securities to be Registered” included in the Registrant’s registration statement on Form 8-A, filed on August 3, 2010 (File No. 001-34841), including any amendments or supplements thereto.

All reports and other documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules) shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Dr. Jean A.W. Schreurs, Senior Vice President and Chief Corporate Counsel of the Registrant, has given his opinion about certain legal matters affecting the Plan in this Registration Statement. Dr. Schreurs owns, or has the right to acquire, a number of Ordinary Shares which represents less than 1% of the total outstanding Ordinary Shares. Dr. Schreurs participates in the NXP 2019 Omnibus Incentive Plan.

Item 6. Indemnification of Directors and Officers.

Under Dutch law, indemnification provisions may be included in the articles of association. Accordingly, our articles of association, in effect since August 2, 2010, provide that we will reimburse the members of the board of directors and the former members of the board of directors for damages and various costs and expenses related to claims brought against them in connection with the exercise of their duties. However, these persons will not be entitled to reimbursement if and to the extent that (i) a Dutch court has determined in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness or (ii) the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss. We may enter into indemnification agreements with the members of the board of directors and our officers to provide additional indemnification rights. We have purchased directors’ and officers’ liability insurance for the members of the board of directors and certain other officers, substantially in line with that purchased by similarly situated companies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of NXP Semiconductors N.V. (incorporated by reference to Exhibit 3.1 of Amendment No. 7 to the Registration Statement on Form F-1 of NXP Semiconductors N.V., filed on August 2, 2010 (File No. 333-166128))

4.2	Articles of Association of NXP Semiconductors N.V. (incorporated by reference to Exhibit 3.2 of Amendment No. 7 to the Registration Statement on Form F-1 of NXP Semiconductors N.V., filed on August 2, 2010 (File No. 333-166128))

4.3	NXP 2019 Omnibus Incentive Plan

4.4	Employee Stock Purchase Plan Terms and Conditions (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8 of NXP Semiconductors N.V., filed with the SEC on August 8, 2013 (File No. 333-190472))

5	Opinion of Dr. Jean A.W. Schreurs

23.1	Consent of Dr. Jean A.W. Schreurs (included in Exhibit 5)

23.2	Consent of KPMG Accountants N.V.
24	Power of Attorney of certain officers and directors of NXP Semiconductors N.V. to file future amendments (set forth on the signature pages of the Registration Statement)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eindhoven, The Netherlands, on September 10, 2019.

NXP Semiconductors N.V.
(Registrant)

By:	/s/ Richard L. Clemmer
Name:	Richard L. Clemmer
Title:	Executive Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Jennifer Wuamett and Jean A.W. Schreurs, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 10, 2019.

Name	Title

/s/ Richard L. Clemmer	Executive Director and Chief Executive Officer
Name: Richard L. Clemmer	(Principal Executive Officer)

/s/ Peter Kelly	Executive Vice President and Chief Financial Officer
Name: Peter Kelly	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sir Peter Bonfield	Non-executive Director and Chairman of the Board
Name: Sir Peter Bonfield

/s/ Kenneth A. Goldman	Non-executive Director
Name: Kenneth A. Goldman

/s/ Josef Kaeser	Non-executive Director
Name: Josef Kaeser

/s/ Lena Olving	Non-executive Director
Name: Lena Olving

Name	Title

/s/ Peter Smitham	Non-executive Director
Name: Peter Smitham

/s/ Julie Southern	Non-executive Director
Name: Julie Southern

/s/ Jasmin Staiblin	Non-executive Director
Name: Jasmin Staiblin

/s/ Gregory Summe	Non-executive Director
Name: Gregory Summe

/s/ Karl-Henrik Sundström	Non-executive Director
Name: Karl-Henrik Sundström

/s/ Timothy Shelhamer	Authorized Representative in the United States
Name: Timothy Shelhamer